Exhibit 99.1

NTELOS Reports Continued Operating Cash Flow Growth for Third Quarter 2002

Consolidated Operating Revenues of $68.1 Million
Wireline Segments Set New Record for Operating Cash Flows

WAYNESBORO, VA – November 6, 2002 – NTELOS (NASDAQ: NTLO) today reported third quarter 2002 operating revenues of $68.1 million and net loss applicable to common shares of $21.3 million. Operating cash flows (operating income before depreciation and amortization, or “EBITDA”) were $18.0 million for the quarter, including $1.1 million of proceeds from a lease buy-out, representing a 154% increase over operating cash flows for third quarter 2001. Before the lease buy-out proceeds, operating cash flows were $16.9 million. Consolidated operating revenues for the first nine months of 2002 were $193.0 million compared to $158.1 million for the first nine months of last year, an increase of 22%. Consolidated operating cash flows, after restructuring charges of $2.7 million recorded in the first half of 2002 and the $1.1 million of lease buy-out proceeds in third quarter 2002, were $40.3 million for the first nine months of 2002, compared to $16.2 million reported for the same period in 2001. Borrowings under the Company’s $100 million revolving credit facility were $23.5 million at September 30, 2002 and $21.0 million at October 31, 2002, compared to $21.0 million at June 30, 2002.

Operating cash flows from NTELOS’ wireline operations, reflecting a full quarter’s impact of cost reductions associated with previously announced restructuring initiatives, continued to grow through third quarter totaling to a new high of $13.3 million, a 49% increase over third quarter 2001. Sequential quarterly growth of operating cash flows for the CLEC and ISP operations combined was particularly strong in third quarter 2002, with an increase of 40% over second quarter 2002.

The Company previously reported customer results for third quarter where wireless PCS customer growth was the strongest of 2002 and the milestone of 250,000 PCS subscribers was attained. Despite increased costs of sales related to this customer growth, NTELOS’ wireless PCS operating cash flows increased for the quarter to $3.8 million. Wireless operating cash flows for the first nine months of 2002 were $7.8 million compared to a loss of $13.7 million for the same period last year, marking a one-year improvement of $21.5 million.

“The record levels of operating cash flows generated by our wireline segments combined with dramatic year-over-year improvements in wireless has positioned us well to achieve our EBITDA guidance of $52 to $58 million for the year.” said James S. Quarforth, chief executive officer. Quarforth continued, “In addition to the continued effectiveness of operating cost containment measures, we are pleased to report that capital expenditures for 2002 are expected to be $75 million to $80 million, down from previous Company guidance of $80 million to $95 million.”

Highlights of Business Activities

•
Financial Advisor: The Company has engaged UBS Warburg as its financial advisor. While the Company remains in compliance with all financial covenants as of September 30, 2002, and expects to be in compliance at year-end 2002, projections for continued growth in 2003 place pressure on the Company’s liquidity position and its ability to comply with covenants next year. Accordingly, the Company is working with UBS Warburg to analyze its business plan for 2003 and beyond and to address its capital structure.

•
Sale of Excess PCS Spectrum: The Company completed the previously announced sales of excess PCS spectrum in the Basic Trading Areas of Williamsport and State College, Pennsylvania in July 2002. Proceeds of $3.6 million (a pre-tax gain of $3.6 million) were received in third quarter 2002.

•	New Retail Outlets: Four new retail outlets were added during the third quarter in the Virginia East and Virginia West markets, bringing the Company’s total number of retail outlets to 65.

•
Lease Buy-Out: The Company agreed to terms with telegate AG, the purchaser of NTELOS’ directory assistance operations in 2000, to release telegate AG from certain building lease obligations related to that transaction. In consideration, NTELOS received $1.1 million during third quarter 2002.

•
Nasdaq Notification: The Company previously announced it had been notified by NASDAQ that the price of its common stock does not meet the $1 per share requirement for continued inclusion on the NASDAQ National Market. NTELOS will have until December 30, 2002 to regain compliance or may choose to apply to transfer to the NASDAQ SmallCap Market. If such application is made and approved, the Company will be afforded a 180-calendar day grace period (to March 30, 2003) and may also be eligible for an additional 180-calendar day grace period, which would expire on September 29, 2003.

Operating Revenues for the third quarter of 2002 were $68.1 million, compared to $56.1 million for third quarter 2001, an increase of 21%. Wireless operating revenues for third quarter 2002 were $40.8 million compared to $32.0 million in third quarter 2001, an increase of 27%. The sequential quarterly growth was 6% over second quarter 2002 wireless operating revenues of $38.5 million. Strong customer growth in late second quarter and throughout third quarter combined with continued growth in wholesale and roaming revenues were the primary factors in these improvements.

Wireline operating revenues for third quarter 2002 were $24.2 million, an increase of 12% over the $21.5 million reported for third quarter 2001. Wireline operating revenues were essentially flat with the $24.2 million reported in second quarter 2002. A decrease in ILEC bad debt expense and a 5.5% sequential quarterly growth in CLEC local revenues was offset by the loss of Internet dial-up revenue related to customer losses due to restructuring and reductions in network revenues due to carriers-carrier rate reductions.

Operating Cash Flows for the third quarter were $18.0 million, including $1.1 million of proceeds from a lease buy-out, compared to $7.1 million for third quarter 2001, an increase of 154%. Wireless operating cash flows for third quarter 2002 were $3.8 million compared to a loss of $3.0 million for third quarter 2001 and to $3.7 million in second quarter 2002. Gross additions generated through the indirect sales channel were 32% of total gross additions for third quarter 2002 compared to 27% in the previous quarter. While wireless revenues grew sequentially 6% from second to third quarter 2002 from strong customer growth, the higher costs of sales associated with the indirect channel held operating cash flows to an increase of 5%.

Wireline operating cash flows for third quarter 2002 were $13.3 million, a 49% increase over $9.0 million for third quarter 2001 and an 11% increase over $12.0 million in second quarter 2002. The CLEC and ISP segments demonstrated significant sequential growth in operating cash flows, with increases of 59% and 22%, respectively, over second quarter 2002.

Business Segment Highlights

Wireless

•
PCS: The Company previously reported customer results for third quarter 2002, with PCS gross customer additions of 41,986, up 31% from 32,140 in third quarter 2001. Gross additions of higher-value, under-contract, post pay-like (post pay and nAdvance) subscribers represented 94% of total gross additions and, at 39,445, were 54% higher than the 25,581 post pay additions in third quarter 2001.

Post-pay and nAdvance net additions for the quarter totaled 17,417, 45% higher than the 12,017 reported in third quarter 2001 and an increase of 17% over the 14,888 reported in second quarter 2002. Post pay and nAdvance subscribers represented 92% of total wireless PCS customers at quarter-end. Total net customer additions for third quarter 2002 were 13,043, more than double the 5,171 in third quarter 2001 and 35% greater than the net additions from the previous quarter. Total PCS subscribers ended the quarter at 251,021. Rate plan distribution remained essentially unchanged with 70% of post pay subscribers on nNetwork, 21% on nTown, 9% on nRegion and less than 1% on nNation plans. Monthly post-pay subscriber churn improved 31 basis points from the previous quarter to 3.07%.

Average monthly revenue per subscriber (ARPU, without outcollect roaming) for third quarter 2002 was $50 for post pay, down from $52 in the previous two quarters. ARPU for nAdvance customers was $46 compared to an average of $45 for the first six months of 2002. Blended ARPU was $45 for the third quarter, consistent with the average of the previous two quarters. Post pay rate plans of $35 or more were 64% of the post pay customer base at quarter-end, compared to 62% and 63% in first and second quarters 2002, respectively.

Wireless PCS sales generated through the Company’s indirect channels, which included a greater mix of sales from certain high-volume/high-cost agents, increased from 27% of total gross additions in the previous quarter to 32% in third quarter 2002, increasing cost of sales by approximately $1.4 million. Costs of acquisition per gross addition (CPGA) increased to $316 for third quarter 2002, reflecting the increased indirect channel selling costs, but remained favorable to the $344 average for 2001. Operating cash flows before costs of acquisition were $17.1 million for third quarter 2002 compared to $9.0 million in third quarter 2001 and to $15.1 million in second quarter 2002.

Wireline

•
Telephone (ILEC): Access lines at the end of the quarter were 51,835. ILEC operating revenues for the third quarter of 2002 were $12.1 million, compared to $10.9 million in third quarter 2001 and to $11.7 million in the previous quarter. Operating cash flows for the third quarter of 2002 were $8.7 million, compared to $6.9 million in third quarter 2001 and to $8.1 million in the previous quarter. ILEC revenues from the second to third quarter were impacted favorably as bad debt in the second quarter contained additional reserves for Worldcom, Inc. ILEC minutes of use for third quarter were 66.9 million, an 8% increase over third quarter 2001.

•
Competitive Local Exchange (CLEC): Business access lines ended third quarter 2002 at 41,641, representing increases of 36% over third quarter 2001 and 7% over the previous quarter. Operating revenues for third quarter 2002 were $5.5 million, compared to $3.8 million in third quarter 2001 and to $5.6 million in second quarter 2002, reflecting a CLEC access revenue rate reduction in July 2002 mandated by the FCC. Revenues recorded from reciprocal compensation were $0.6 million for third quarter 2002, compared to $0.4 million and $0.6 million in third quarter 2001 and second quarter 2002, respectively. Another regulatory reduction of reciprocal compensation rates is scheduled for December 2002, which will negatively impact CLEC revenues, although current exposure is minimal. CLEC operating cash flows for third quarter 2002 were $1.7 million, compared to a loss of $0.2 million in third quarter 2001 and to $1.1 million in second quarter 2002.

•
Network: Operating revenues for third quarter 2002 were $2.0 million, compared to $2.4 million in third quarter 2001 and to $2.1 million in second quarter 2002. Operating cash flows for the third quarter 2002 were $1.6 million, compared to $2.0 million in third quarter 2001 and to $1.7 million in second quarter 2002. Carriers-carrier rate reductions flattened the segment’s revenue for the quarter, but operating cash flow margin remained high at 82%.

•
Internet/DSL: Operating revenues for third quarter 2002 were $4.6 million, compared to $4.4 million in third quarter 2001 and to $4.7 million in second quarter 2002. Operating cash flows for third quarter 2002 were $1.4 million, compared to $0.4 million in third quarter 2001 and to $1.1 million in second quarter 2002. As part of the Company’s previously announced restructuring initiatives, operations were ceased in certain dial-up Internet markets and rates were increased in others, both of which has resulted in some loss of dial-up customers. While Internet segment revenues for the quarter were flat due to this loss, growth in DSL and the impact of the cost savings from restructuring initiatives allowed operating cash flows to set a new high, with a cash flow margin of 30%. DSL achieved a quarterly increase of 656 customers, bringing total DSL subscribers to 5,465, a 14% increase over the previous quarter and an 83% increase over third quarter 2001. The Company has completed the consolidation of the billing systems from acquired Internet companies Net Access and Cornerstone and, as a result, a dial-up customer adjustment (reduction) of approximately 3,100 was required. This adjustment had no financial impact. Dial-up Internet ended the quarter with 68,196 customers.

The NTELOS board of directors has accepted resignations from two directors. Phyllis H. Arnold resigned due to business related time constraints and Lawrence B. Sorrel left the Board upon his departure from Welsh, Carson, Anderson and Stowe.

EXHIBITS — Financial Statements & Schedules (following pages)
•	Condensed Consolidated Statement of Operations
•	Summary Operating Results
•	Condensed Consolidated Balance Sheets
•	Customer Summary Table
•	Wireless PCS Customer Detail
•	Wireless PCS Key Performance Indicators

NTELOS Inc. (NASDAQ: NTLO) is an integrated communications provider with headquarters in Waynesboro, Virginia. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Tennessee and North Carolina, including wireless digital PCS, dial-up Internet access, high-speed DSL (high-speed Internet access), and local and long distance telephone services. Welsh, Carson, Anderson & Stowe, a New York investment firm with $12 billion in private capital, is a leading shareholder of NTELOS. Detailed information about NTELOS is available online at www.ntelos.com.

Forward-looking statements made by the Company are based on a number of assumptions, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties, including those set forth in documents filed by the Company with the Securities and Exchange Commission, and any significant deviations from these assumptions could cause actual results to differ materially from those in forward-looking statements. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Throughout this document, the Company references EBITDA as one measure of operating performance. Management believes EBITDA is a meaningful indicator of the Company’s performance. EBITDA is commonly used in the communications industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity.

NOTICE: A conference call will be conducted on Thursday, November 7, 2002 at 10:30 A.M. (ET). During this call, chief executive officer James S. Quarforth and chief financial officer Michael B. Moneymaker will review NTELOS’ financial and operational results for the quarter and Company guidance for the remainder of 2002. The domestic dial-in number for the live call (“NTELOS 3rd Quarter 2002 Earnings Conference Call”) is 1-800-929-4403 and the international number is 706-643-3631. A taped replay will be available through November 14, 2002. To access the replay, domestic callers may dial 1-800-642-1687 (international callers may dial 706-645-9291) and provide the operator with 6487951 as a pass code.

NTELOS Inc.

Condensed Consolidated Statement of Operations
(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	Sept 30, 2002	Sept 30, 2001	Sept 30, 2002	Sept 30, 2001
	(Unaudited)		(Unaudited)
Operating Revenues
Wireless Communications	$40,790	$31,996	$115,106	$87,592
Wireline Communications	24,190	21,513	70,669	63,270
Other Communications Services [1]	3,122	2,552	7,242	7,280

	68,102	56,061	193,017	158,142
Operating Expenses, before depreciation and amortization
Cost of Wireless Sales (exclusive of items shown separately below)	12,706	11,901	37,154	34,627
Maintenance and Support	15,528	16,252	49,114	46,012
Customer Operations	17,831	16,029	49,063	46,781
Corporate Operations	4,033	4,806	14,691	14,548
Restructuring Charge [2]	—	—	2,693	—

	50,098	48,988	152,715	141,968
Operating Cash Flows (EBITDA)	18,004	7,073	40,302	16,174
Depreciation and Amortization [3,4]	21,321	23,150	65,074	59,390

Operating Loss	(3,317)	(16,077)	(24,772)	(43,216)

Other Income (Expenses)
Equity Loss from Investee — West Virginia PCS Alliance [5]	—	—	—	(1,286)
Gain on Sale of Assets [6]	3,735	22,261	8,472	22,967
Interest Expense	(19,674)	(19,542)	(58,565)	(56,989)
Other Income (Expenses) [7]	(264)	733	(1,996)	4,042

	(19,520)	(12,625)	(76,861)	(74,482)

Income Tax Benefits	(3,286)	(4,075)	(6,855)	(26,645)

	(16,234)	(8,550)	(70,006)	(47,837)

Minority Interests in Losses of Subsidiaries	166	—	417	3,058

Net Loss	(16,068)	(8,550)	(69,589)	(44,779)

Dividend Requirements on Preferred Stock	5,190	4,849	15,228	14,226

Loss Applicable to Common Shares	$(21,258)	$(13,399)	$(84,817)	$(59,005)

Loss per Common Share — Basic & Diluted	$(1.23)	$(0.79)	$(4.91)	$(3.62)

Average Shares Outstanding — Basic & Diluted	17,332	16,890	17,271	16,282

Note: Certain amounts in the prior year have been reclassified to conform to current year presentation.

[1]
Other communications services includes $1.1 million in connection with a leasee buy-out of the remaining lease term for three buildings formerly used by the directory assistance operation, which was sold in 2000.

[2]
During the first two quarters of 2002, the Company recognized total restructuring charges of $2.7 million related to announced organizational initiatives and workforce reductions. The charges consist of severance costs and estimated lease obligations associated with the exit of certain facilities and the centralization of certain personnel.

[3]
The Company adopted Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets, on January 1, 2002. In accordance with the provisions of SFAS No. 142, the Company discontinued amortization of goodwill, wireless PCS spectrum licenses and the assembled workforce intangible asset as of that date, as these assets are considered indefinite-lived intangible assets and are not subject to amortization.

The Company has completed the required impairment tests of goodwill and intangible assets with indefinite lives as of January 1, 2002. Based on the fair value testing of the licenses, the Company determined that there was no impairment to the PCS radio spectrum licenses as of January 1, 2002. Additionally, the Company completed the transitional impairment testing as of January 1, 2002 for goodwill and the assembled workforce intangible asset during the second quarter of 2002. Based on this testing, no impairment exists on goodwill or the assembled workforce intangible asset as of January 1, 2002.

[4]
Depreciation and amortization includes charges of approximately $2.9 million in third quarter 2002 related to accelerated depreciation of certain wireless digital PCS equipment replaced during the quarter or to be replaced later in 2002 and 2003 pursuant to the Company’s previously announced amendment to the Horizon/Sprint network services agreement, which is conditional upon an upgrade to 3G-1XRTT technology to facilitate high-speed data applications. Approximately $13.9 million of such charges have been incurred year-to-date as of September 30, 2002.

[5]	The West Virginia PCS Alliance was consolidated into operations effective February 13, 2001 concurrent with the effective date of the R&B merger.

[6]
Includes a $3.6 million gain on the sale of certain PCS licenses, with gross proceeds of $3.6 million in third quarter 2002. Year-to-date, at September 30, 2002, the Company has recognized an $8.4 million gain on the sale of certain PCS icenses, with total proceeds of $18.0 million (net $14.0 million after debt pay-down and fees).

[7]	Other Income (Expenses) includes a $1.1 million permanent impairment recorded in second quarter 2002 for the Company’s investment in Worldcom, Inc.

NTELOS Inc.

Summary Operating Results
(In thousands)

Unaudited	Three Months Ended			Nine Months Ended
	Sept 30, 2002	Sept 30, 2001	June 30, 2002	Sept 30, 2002	Sept 30, 2001
Operating Revenues
Wireless PCS Digital	$40,790	$31,996	$38,545	$115,106	$87,592
Subscriber Revenues	29,074	25,154	27,883	82,958	66,603
Wholesale/Roaming Revenues	8,806	4,962	7,981	23,989	14,335
Equipment Revenues	2,480	1,253	2,324	7,064	4,458
Other Revenues	430	627	357	1,095	2,196

Wireline Operations
Telephone (ILEC)	12,091	10,929	11,729	34,329	31,472
CLEC	5,513	3,804	5,649	16,106	12,445
Network	2,010	2,403	2,126	6,378	6,318
Internet & DSL	4,576	4,377	4,657	13,856	13,035

Wireline Total	24,190	21,513	24,161	70,669	63,270

Other Operations[1]	3,122	2,552	2,188	7,242	7,280

Total Operating Revenues	$68,102	$56,061	$64,894	$193,017	$158,142

Operating Expenses (before depreciation & amortization)[2]
Wireless PCS Digital	$36,945	$34,964	$34,879	$107,350	$101,297
Cost of Sales—Equipment	6,950	5,934	7,292	21,522	20,271
Cost of Sales—Access & Other	5,726	5,892	4,882	15,459	14,356
Customer Care	1,972	1,738	1,864	5,637	5,516
Engineering & Operations	6,884	7,016	7,056	20,857	20,256
Selling & Marketing	11,447	10,549	9,187	30,080	29,242
General & Administrative	3,966	3,835	4,598	13,795	11,656

Wireline Operations
Telephone (ILEC)	3,438	4,056	3,621	11,305	11,433
CLEC	3,839	4,030	4,595	12,836	11,184
Network	365	452	384	1,320	1,231
Internet & DSL	3,222	4,024	3,549	10,675	12,368

Wireline Total	10,864	12,562	12,149	36,136	36,216

Other Operations[1,2]	2,289	1,462	3,583	9,229	4,455

Total Operating Expenses	$50,098	$48,988	$50,611	$152,715	$141,968

Operating Cash Flows (EBITDA)[3]
Wireless PCS Digital	$3,845	$(2,968)	$3,666	$7,756	$(13,705)

Wireline Operations
Telephone (ILEC)	8,653	6,873	8,108	23,024	20,039
CLEC	1,674	(226)	1,054	3,270	1,261
Network	1,645	1,951	1,742	5,058	5,087
Internet & DSL	1,354	353	1,108	3,181	667

Wireline Total	13,326	8,951	12,012	34,533	27,054

Other Operations[1,2]	833	1,090	(1,395)	(1,987)	2,825

Total Operating Cash Flows	$18,004	$7,073	$14,283	$40,302	$16,174

Note: Certain amounts in the prior year have been reclassified to conform to current year presentation.

[1]
Other Operations includes Paging, Wireless Cable, Wireline Cable, Other Communications Services and unallocated corporate operations, which includes income from leasing of excess building space. For third quarter 2002, $1.1 million of revenue is included to record a lease buy out pertaining to certain non-core Company owned buildings. See note 1 on condensed consolidated statement of operations. As of September 30, 2002, year-to-date lease revenues recorded in this category, which will cease as a result of the buy-out, were $0.5 million.

[2]	Includes $2.7 million of restructuring charges for the six months ended June 30, 2002. See note 1 on condensed consolidated statement of operations.

[3]	Operating Cash Flows (EBITDA) represents operating income (loss) before depreciation and amortization.

NTELOS Inc.

Condensed Consolidated Balance Sheets
(In thousands)

	Sept 30, 2002	Dec. 31, 2001
	Unaudited
ASSETS
Current Assets[2]	$45,037	$75,852
Restricted Cash[2]	—	18,094
Securities and Investments	9,036	13,963
Property, Plant & Equipment, net[1,3]	459,114	465,944
Other Assets[1,3]	617,625	623,033

Total Assets	$1,130,812	$1,196,886

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$65,094	$82,697
Long-Term Debt	629,728	612,416
Deferred Taxes and Other Long-Term Liabilities	69,707	61,613
Minority Interests	650	847
Redeemable, Convertible Preferred Stock	280,975	265,747
Shareholders’ Equity	84,658	173,566

Total Liabilities and Shareholders’ Equity	$1,130,812	$1,196,886

Note: Certain amounts in the prior year have been reclassified to conform to current year presentation.

[1]	See note 3 on condensed consolidated statement of operations.

[2]
At September 30, 2002, the Company had cash of $0.5 million. At December 31, 2001, the Company had cash of $7.3 million and restricted cash of $36.2 million, of which $18.1 million was classified in current assets.

[3]
Radio spectrum licenses for areas where the licenses are being used in operations had historically been classified in the property, plant and equipment section of the balance sheet. In order to better conform with industry practice, these assets, along with their related accumulated amortization, have been reclassified to the other assets section of the balance sheet for all periods presented.

NTELOS Inc.

Customer Summary Table

Quarter Ended:	9/30/2001	12/31/2001	3/31/2002	6/30/2002	9/30/2002

Wireless PCS Digital Subscribers	203,827	223,805	228,281	237,978	251,021

ILEC Access Lines	51,922	52,036	51,936	51,943	51,835

CLEC Access Lines	30,654	33,598	35,876	38,946	41,641

Internet Subscribers	69,117	70,189	71,850	72,389	68,196

Digital Subscriber Lines	2,989	4,004	4,318	4,809	5,465

Paging Subscribers	15,831	14,708	13,684	12,818	11,855

Long Distance Subscribers	15,550	17,284	20,085	22,013	23,213

Cable Subscribers	15,736	15,332	15,098	14,469	12,883

NTELOS Inc.

Wireless PCS Customer Detail

Quarter Ended:	9/30/2001	12/31/2001	3/31/2002	6/30/2002	9/30/2002
Total PCS Subscribers
Beginning Subscribers	198,656	203,827	223,805	228,281	237,978
Pre-Pay	53,990	47,144	39,275	31,135	25,925
nAdvance			12,123	24,865	33,875
Post-Pay	144,666	156,683	172,407	172,281	178,178

Gross Additions	32,140	47,612	39,204	37,863	41,986
Pre-Pay	6,559	15,539	5,596	3,160	2,541
nAdvance			12,810	11,120	14,175
Post-Pay	25,581	32,073	20,798	23,583	25,270

Net Additions	5,171	19,978	4,476	9,697	13,043
Pre-Pay	(6,846)	4,254	(8,254)	(5,191)	(4,374)
nAdvance			12,594	8,989	8,959
Post-Pay	12,017	15,724	136	5,899	8,458

Transfers
Pre-Pay	—	—	114	(19)	(1,804)
nAdvance			148	21	1,786
Post-Pay	—	—	(262)	(2)	18

Ending Subscribers	203,827	223,805	228,281	237,978	251,021
Pre-Pay	47,144	39,275	31,135	25,925	19,747
nAdvance	—	12,123	24,865	33,875	44,620
Post-Pay	156,683	172,407	172,281	178,178	186,654

NTELOS Inc.
Wireless PCS Key Performance Indicators

Quarter Ended:	9/30/2001	12/31/2001	3/31/2002	6/30/2002	9/30/2002
Average Subscribers (weighted monthly)	200,244	211,784	227,461	232,286	244,564

Gross Subscriber Revenues ($000)[1]	$27,628	$27,766	$30,548	$32,089	$33,128

Average Monthly Revenue per Subscriber (ARPU)[1]	$45.99	$43.70	$44.77	$46.05	$45.15

Cost of Acquisition per Gross Addition[2]	$373	$329	$300	$302	$316

Monthly Post Pay Subscriber Churn	3.01%	3.32%	3.98%	3.38%	3.07%

Monthly Blended Subscriber Churn	4.49%	4.35%	5.09%	4.04%	3.94%

Cell Sites (Period Ending)	754	768	804	815	820

Operating Cash Flows[3] (EBITDA, $000)	$(2,968)	$(6,993)	$245	$3,666	$3,845

Operating Cash Flows[3] (EBITDA) Before Cost of Acquisition ($000)	$9,025	$8,681	$12,001	$15,117	$17,131

Gross Wireless Property, Plant & Equipment ($000)[4]	$331,017	$344,587	$353,289	$352,551	$352,939

[1]
Gross subscriber revenues include access, airtime, toll, incollect roaming and miscellaneous other subscriber revenue. ARPU is calculated by dividing gross subscriber revenues by the number of average subscribers.

[2]	Cost of acquisition includes handset subsidy, marketing costs, advertising costs, sales commissions and sales management costs.

[3]	Operating Cash Flows (EBITDA) represents operating income (loss) before depreciation and amortization

[4]	Gross wireless property, plant & equipment excludes PCS licenses.